Exhibit 3.1

Filed in the Office of Secretary of State State Of NevadaBusiness NumberE0794682007-0Filing Number20244117293Filed On6/10/2024 11:03:00 AMNumber of Pages4

Filed in the Office of	Business Number E0794682007-0
Secretary of State State Of Nevada	Filing Number 20244117293
	Filed On 6/10/2024 11:03:00 AM
	Number of Pages 4

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: RiskOn International, Inc. Entity or Nevada Business Identification Number (NVID): NV20071519619
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series B Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached amendment.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 06/07/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

RISKON INTERNATIONAL, INC.

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND LIMITATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK

June 7, 2024

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the "**NRS**") and Article IV of the Articles of Incorporation, as amended (the "**Articles**") of RiskOn International, Inc. (the "**Corporation**"):

WHEREAS, on September 28, 2023, following the approval of the Board of Directors of the Corporation (the "**Board**"), the Corporation filed with the Secretary of State of the State of Nevada, the Certificate of Designation of the Rights, Preferences and Limitations of Series B Convertible Preferred Stock (as amended, the "**Certificate**"); and

WHEREAS, it is the desire of the Board to amend the Certificate; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV of the Articles and in accordance with Section 78.1955 of the NRS, adopted the following resolutions:

RESOLVED, that that the Certificate be amended as follows:

Section 5. Voting Rights of the Certificate is amended by deleting and replacing it in its entirety by the following:

Section 5. Voting Rights.

(a) Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, provided that each Holder shall be entitled to one (1) vote for each share of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(b) and 5(c) below. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation's bylaws. In determining the number of votes on an as converted basis, the Conversion Price shall be as set forth in Section 6(a).

(b) Protective Provisions. Without limiting the foregoing, for so long as at least 25% of the shares of Series B Preferred Stock issued to the Holder on the Issuance Date remain outstanding, consent of the Majority Holders shall be required for any action that: (i) alters or changes the rights, preferences or privileges of the Series B Preferred Stock, (ii) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or *pari passu* with the Series B Preferred Stock, (iii) results in the redemption or repurchase of any shares of Common Stock (other than pursuant to agreements with service providers giving the Corporation the right to repurchase shares upon the cessation and/or termination of services or other instruments or securities outstanding as of the date this Certificate is first filed with the Nevada Secretary of State), (iv) results in any Fundamental Transaction or any other merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Corporation are sold, (v) amends or waives any provision of the Corporation's Articles or Bylaws relative to the Series B Preferred Stock, (vi) increases the number of directors who may serve on the Corporation's Board, (vii) results in the payment or declaration of any dividend on any shares of Common or Preferred Stock, other than spin-offs or dividends of common stock of any Subsidiary, or (viii) enters into any transaction that contemplates any of the foregoing. Holders shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholder) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation's Bylaws and the NRS.

(c) Election of Directors. Provided that Shareholder Approval shall have been obtained, for so long as the Majority Holder shall continue to hold at least 25% of the shares of Series B Preferred Stock issued to it on the Issuance Date, the Holders shall be entitled to elect a number of directors to the Corporation's Board equal to at least a majority of the Board. For so long as the Holders shall continue to hold 25% of the shares of Series B Preferred Stock issued on the Issuance Date, any Series B Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the Holder, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of the Holder. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series B Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting

held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding voting power of the shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(c), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(c). Notwithstanding anything to the contrary, this Section 5(c) and the voting rights provided hereunder shall not apply and shall be of no force and effect if and at any time when the Holder(s) of the Series B Preferred Stock beneficially own, as defined by Section 13(d) under the Exchange Act, less than 25% of the Corporation's Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned as of the date first written above.

RISKON INTERNATIONAL, INC.

By: ______________________
Name: Henry Nisser
Title: Presiden